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                                                                     EXHIBIT 1.2

                                                                Exhibit A to the
                                                                Option Agreement


                           STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of the __ day of June, 1996, by and among (i) CENTRAL GARDEN & PET COMPANY, a Delaware corporation (the "Buyer"), (ii) the shareholders of KENLIN PET SUPPLY, INC., a Delaware corporation (the "Company") listed on Schedule 1 hereto (the "Stockholders"), (iii) the optionholders of the Company listed on Schedule 1 hereto (the "Optionholders") and (iv) the warrantholder of the Company listed on
Schedule 1 hereto (the "Warrantholder", and together with the Stockholders and the Optionholders, the "Sellers").

     WHEREAS, the Stockholders own all of the issued and outstanding capital stock of the Company (the "Stockholder Shares") other than the issued and outstanding shares of preferred stock of the Company (the "Preferred Shares"); and

     WHEREAS, the Optionholders own options (the "Options") exercisable for shares of common stock of the Company (the "Option Shares"); and

     WHEREAS, the Warrantholder owns warrants (the "Warrant") exercisable for shares of the common stock of the Company (the "Warrant Shares", and together with the Stockholder Shares and the Option Shares, the "Stock")

     WHEREAS, the Optionholders and the Warrantholder will exercise the Options and the Warrant in full at or prior to the Closing (as defined in Section 2.1) and receive the Option Shares and the Warrant Shares, respectively; and

     WHEREAS, the Sellers desire to sell the Stock to the Buyer and the Buyer desires to purchase the Stock from the Sellers, upon the terms and subject to the conditions contained in this Agreement;

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyer and the Sellers agree as follows:

     1. SALE AND PURCHASE OF STOCK. Subject to the terms and conditions set forth in this Agreement, each of the Sellers agrees to sell to the Buyer, and the Buyer agrees to purchase from such Seller, at the Closing, all of the outstanding shares of Stock owned by such Seller as set forth opposite such Seller's name on Schedule 1 hereto in exchange for the payment of an aggregate purchase price (the "Purchase Price") equal to $33,000,000, less (a) the aggregate amount of all Indebtedness

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(as defined in Section 8 hereto) of the Company outstanding as of the Closing and (b) the aggregate amount required to complete the Redemption. $250,000 of the Purchase Price shall be paid by crediting the Deposit (as such term is defined in the Option Agreement, dated as of June 7, 1996, among the Company, the Sellers and the Buyer) against the Purchase Price. At Closing, the Purchase Price shall be distributed among the Sellers pro rata in accordance with the percentages set forth on Schedule 1 hereto (with respect to each Seller, the "Pro Rata Share").

     2.   CLOSING.

     2.1. Time and Place. The closing of the sale and purchase of the Stock (the "Closing") shall be held at the offices of Bingham, Dana & Gould, 150 Federal Street, Boston, Massachusetts, on or before the Termination Date (as defined in Section 13(a) hereof), or at such other time or place as the Buyer and the Sellers may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".

     2.2. Transactions at Closing.  At the Closing:

     (a) The Stockholders shall deliver to the Buyer, free and clear of any lien, claim or encumbrance, certificates representing the Stockholder Shares duly endorsed in blank or with duly executed stock powers attached.

     (b) The Optionholders shall exercise the Options for the Option Shares and shall deliver to the Buyer, free and clear of any lien, claim or encumbrance, certificates representing the Option Shares duly endorsed in blank or with duly executed stock powers attached.

     (c) The Warrantholder shall exercise the Warrant for the Warrant Shares and shall deliver to the Buyer, free and clear of any lien, claim or encumbrance, certificates representing the Warrant Shares duly endorsed in blank or with duly executed stock powers attached.

     (d) The Sellers shall cause the Company (i) to prepare and deliver to the Buyer the Certificate of Indebtedness pursuant to Section 6.5 hereto, and (ii) to deliver to the Buyer pay-off letters, releases and lien discharges (or agreements therefor) reasonably satisfactory to the Buyer from each creditor listed on the Certificate of Indebtedness.

     (e) The Buyer shall provide the Company with sufficient funds to enable the Company to redeem (the "Redemption") the Preferred Shares for the liquidation value thereof (including accrued unpaid dividends through the Closing Date) calculated in

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accordance with the Company's Certificate of Incorporation and the Sellers shall cause the Company to complete the Redemption.

     (f) The Buyer shall pay and discharge all outstanding Indebtedness of the Company evidenced on the Certificate of Indebtedness.

     (g) The Buyer shall deliver to each of the Sellers its Pro Rata Share of the Purchase Price by wire transfer or by certified or bank checks.

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers severally, and not jointly, represents and warrants to the Buyer as follows:

     3.1. Organization; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has delivered to the Buyer complete and correct copies of its charter documents and by-laws and all amendments thereto. The Company is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the character of the properties owned or leased by it or the nature of the activities conducted by it makes such qualification necessary.

     3.2. Right to Sell Shares; Approvals; Binding Effect. Such Seller has all requisite power and full legal right to enter into this Agreement, to perform all of its agreements and obligations under this Agreement in accordance with its terms, and to sell to the Buyer all of the Stock owned by such Seller. This Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3. Subsidiaries. The Company does not own or hold of record and/or beneficially, any shares of any class of the capital stock of any corporation or any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any unincorporated trade or business enterprises.

     3.4. Capitalization. The authorized capital of the Company, prior to giving effect to the transactions contemplated in Sections 2.2(b), (c) and (e) hereto, consists of (a) 11,000 shares of Class A Voting Common Stock, par value $.01 per share,

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2,822.22 shares of which are issued and outstanding on the date hereof, (b)
11,000 shares of Class B Non-Voting Common Stock, par value $.01 per share, 4,000 shares of which are issued and outstanding on the date hereof, (c) 11,000 shares of Class C Voting Common Stock, par value $.01 per share, 2,377.78 shares of which are issued and outstanding on the date hereof and (d) 10,000 shares of Preferred Stock, par value $1.00 per share, 3,252.42 shares of which are issued and outstanding on the date hereof. All of the shares of Stock are validly issued and outstanding, fully paid and nonassessable. As of the date hereof, other than as set forth on Schedule 3.4 hereto, the Company does not have any outstanding options, warrants or other rights to subscribe for or purchase any securities of the Company.

     3.5. Title to Stock, Liens, etc. Except as set forth in Schedule 3.5 hereto, such Seller has, and as of the consummation of the Closing the Buyer will have, record and beneficial ownership of such Seller's Stock as set forth on Schedule 3.5 hereto, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

     3.6. Non-Contravention. Neither the execution and delivery of this Agreement by such Seller nor the consummation by such Seller of the transactions contemplated hereby will constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any lien, claim or encumbrance upon any property of the Company pursuant to, (a) the charter documents or by-laws of the Company, each as amended to date; (b) any material agreement or commitment to which the Company is a party or by which the Company or any of its properties is bound or any of such properties is subject (other than agreements or commitments evidencing, or entered into by the Company or the Sellers in connection with, Indebtedness of the Company to be paid and discharged at Closing pursuant to Section 7.4 hereto); or (c) subject to the expiration, or early termination, of the waiting period under the HSR Act (as defined in Section 8 hereto), any statute or any judgment, decree, order, regulation or rule of any court or governmental authority, except, in the case of clauses (b) or (c) above, any violations, conflicts, defaults, liens, claims or encumbrances that would not, either individually or in the aggregate, have a Material Adverse Effect.

     3.7. Governmental Consents. Subject to the expiration, or early termination, of the waiting period under the HSR Act, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this

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Agreement by such Seller or for the consummation by such Seller of the transactions contemplated hereby.

     3.8. Financial Statements.

     (a) The Sellers have delivered the following financial statements (the "Financial Statements") to the Buyer, and they are attached as Schedule 3.8 hereto: (a) the audited consolidated balance sheet of the Company as of July 31, 1995 (the "Audited Balance Sheet"), and the related audited consolidated statements of income and retained earnings for the fiscal year then ended, and
(b) the unaudited consolidated balance sheet of the Company as of March 31, 1996 and the related unaudited consolidated statements of income and retained earnings for the eight-month period then ended (the "Interim Financials"). Subject to normal, recurring year-end audit adjustment and the absence of footnotes in the case of the Interim Financials, each of the Financial Statements has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; each of such balance sheets fairly presents the consolidated financial condition of the Company as of its respective date; and each of such statements of income and retained earnings fairly presents the results of consolidated operations of the Company for the period covered thereby.

     (b) Until the Closing Date, the Sellers shall, as soon as reasonably practicable and in any event within 45 days after the end of each calendar month ending after March 31, 1996, deliver to the Buyer the unaudited consolidated balance sheet of the Company as of the last day of such month and the related unaudited consolidated statements of income for the period then ended (the "Subsequent Financials"). Subject to normal, recurring year-end audit adjustment and the absence of footnotes, each of the Subsequent Financials shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods; each of such balance sheets shall fairly present the consolidated financial condition of the Company as of its respective date; and each of such statements of income shall fairly present the results of consolidated operations of the Company for the period covered thereby.

  3.9. Taxes. The Company has duly filed with the appropriate government agencies all of the income, sales, use, employment and other tax returns and reports required to be filed by it as of the date hereof, and will duly file all such returns and reports as are required to be filed by it on or before the Closing Date. In all material respects all such returns and reports are and will be accurate, true, correct and complete. No waiver of any statute of limitations relating to taxes has been executed or given by the Company. All taxes, assessments, fees and other

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governmental charges upon the Company or upon any of its properties, assets, revenues, income and franchises with respect to periods ending on or before the Closing Date, have been paid or fully provided for in the Audited Balance Sheet, the Interim Financials or the Subsequent Financials, other than those attributable solely to the operations of the Company since the date of the last Subsequent Financials (none of which are overdue). The Company has withheld and paid all taxes required to be withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party, foreign entity or corporation or nonresident alien individual. Except as set forth on Schedule 3.9 hereto, no federal tax return of the Company is currently under audit by the IRS (as defined in Section 8 hereto), no other tax return of the Company is currently under audit by any other taxing authority and no elections, consents, waivers, conventions or agreements have been filed or entered into in respect of any tax or taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to such Seller's knowledge, threatening to assert against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

     3.10. Absence of Certain Changes. Except as set forth on Schedule 3.10 hereto or as contemplated by this Agreement, since March 31, 1996 there has not been: (a) any material adverse change in the assets, liabilities, sales, income or business of the Company or in its relationships with suppliers, customers or lessors; (b) any acquisition or disposition by the Company of any asset or property other than in the ordinary course of business; (c) any damage, destruction or casualty loss, whether or not covered by insurance, which exceeds, either in any case or in the aggregate, $25,000; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Stock; (e) any issuance of any shares of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition of any of the Stock; (f) any increase in the compensation, pension or other benefits payable or to become payable by the Company to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan or other than annual or periodic increases made in the ordinary course of business consistent with the Company's past practice); (g) any entry by the Company into any transaction other than in the ordinary course of business or as contemplated herein; (h) any incurrence by the Company of any material obligations or material liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business or as contemplated herein; or

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(i) any discharge or satisfaction by the Company of any lien or encumbrance or payment by the Company of any material obligation or material liability (fixed or contingent) other than in the ordinary course of business or as contemplated herein.

     3.11. Litigation, etc. Except as set forth on Schedule 3.11 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of such Seller, threatened, against the Company.

     3.12. Conformity to Law. The Company has complied with, and is in compliance with, all laws, statutes and governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions or decrees applicable to its business except where any or all failures of such compliance, either individually or in the aggregate, would not have a Material Adverse Effect. Except as set forth in Schedule 3.12 hereto, the Company has not been charged with any violation of any provision of any federal, state or local law or administrative regulation in respect of its business which, either individually or in the aggregate, would have a Material Adverse Effect.

     3.13.  Real Property and Environmental Matters.

     (a) Schedule 3.13 hereto includes legal descriptions of all real property owned or leased by the Company (the "Real Property"). Neither such Seller nor the Company have received, since August 21, 1992, any notice that either the whole or any material portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. The Company has not received notice nor does such Seller have any knowledge of any public improvements that will be made that may result in special assessments against or otherwise affect any of the Real Property.

          (b) Except as set forth on Schedule 3.13:

     (i) the Company is not in violation of any judgment, decree, order, law, license, rule or regulation (each a "Violation") pertaining to environmental matters which arose from or originated during the Company's operation or occupation of any of the Real Property, and, to such Seller's knowledge, the Company is not in any Violation pertaining to environmental matters which arose from or originated during another Person's ownership, occupation or operation of any of the Real Property, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization

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Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act,
the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), except for Violations which, either individually or in the aggregate, would not have a Material Adverse Effect;

    (ii) neither the Company nor, to such Seller's knowledge, any prior owner or operator of any of the Real Property, has used any of the Real Property for the disposal of Hazardous Waste or Hazardous Materials as those terms are defined in this paragraph (b)(ii) . As used in Section 3.13 hereto, the term "Hazardous Materials" or "Hazardous Waste" shall mean any hazardous or toxic substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as a hazardous substance (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or may become regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (A) petroleum, (B) asbestos, (C) polychlorinated biphenyls, (D) defined as a "hazardous waste," "extremely hazardous waste," "restricted hazardous waste" or "hazardous material" under applicable state laws and regulations, (E) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C.
(S) 1251, et seq. (33 U.S.C. (S) 1321) or U.S.C. (S) 1317, (F) defined as a
"hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901, et seq. (42 U.S.C. (S) 6903) or (G) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601, et seq. (42 U.S.C. (S) 9601);

   (iii) during the course of any activities conducted on any of the Real Property by the Company and, to such Seller's knowledge, by any prior owner or operator of any of the Real Property, no Hazardous Waste or Hazardous Materials have been generated or are being used on any such properties, except in accordance with applicable Environmental Laws;

    (iv) the Company has not received written notice from any third party including, without limitation, any federal, state or local governmental authority, (A) that the Company has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R.
Part 300 Appendix B (1986); (B) that any Hazardous Waste or Hazardous Materials which the Company has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted

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or has ordered that the Company conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that the Company is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Waste or Hazardous Materials; and

     (v) The Company has been issued, and will maintain until the Closing Date, all required federal, state and local permits, licenses, certificates and approvals with respect to the Real Property relating to (A) air emissions, (B) discharges to surface water or groundwater (C) noise emissions, (D) solid or liquid waste disposal and (E) the use, generation, storage, transportation or disposal of Hazardous Materials or Hazardous Wastes, except where the failure to obtain or maintain any such permits, licenses, certificates and approvals would not, either individually or in the aggregate, have a Material Adverse Effect.

     3.14. Insurance. Schedule 3.14 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Company.

     3.15. Contracts. Schedule 3.15 hereto sets forth a list of all contracts to which the Company is a party or by which it is bound or to which the Company is subject, except (a) any contract that does not require payment by any party thereto of more than $50,000, (b) any contract that is terminable by the Company upon ninety (90) days' notice or less without the payment of any material penalty or material termination fee, (c) any contract entered into, after the date hereof and prior to Closing, with the Buyer or with any other Person in connection with any transaction contemplated by this Agreement, (d) any contract entered into in the ordinary course of business after the date hereof and prior to the Closing, (e) purchase orders for goods and services entered into in the ordinary course of business, and (f) any contract specifically listed in any other Schedule to this Agreement. As used in this Section 3.15, the word "contract" means and includes every written agreement of any kind which is legally enforceable by or against the Company. Each of the contracts listed on
Schedule 3.15 hereto or any of the other Schedules hereto is in full force and effect and the Company has not committed any breach or default thereunder which would have a Material Adverse Effect. Each of the Employment Agreements, dated as of August 21, 1992, as amended on November 3, 1993 and April 25, 1996, between the Company and Alexander A. Friend and Steven F. Skoler, respectively, is in full force and effect as of the date hereof, and will not lapse or terminate as a consequence of the consummation of the sale of the Stock hereunder.

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     3.16.  Employee Benefit Plans.  Except as set forth on Schedule 3.16 hereto, the Company does not maintain or have any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3) of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or employee benefit plan (a "Non-ERISA Plan"). All such ERISA Plans and Non-ERISA Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans and the terms and conditions of the respective plan documents except where the failure to so maintain or operate such ERISA Plans and Non-ERISA Plans would not have a Material Adverse Effect. The Internal Revenue Service has issued a favorable determination letter with respect to each ERISA Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). No ERISA Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No ERISA Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has the Company at any time contributed to, or been obligated to contribute to, any Multiemployer Plan or any Multiple Employer Plan. The Company has never been a member of a group described in Sections 414(b), (c), (m) or (o) of the Code. Except for continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance laws, no ERISA Plan or Non-ERISA Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

     3.17.  Trademarks, Patents, Etc.  Schedule 3.17 hereto sets forth a list of
(a) all patents, trademarks, trade names and copyrights registered in the name of the Company and all applications therefor, and (b) all material written agreements relating to technology, know-how and processes which the Company is licensed or authorized to use by others or which the Company has licensed or authorized for use by others. Except to the extent set forth in Schedule 3.17, the Company owns or has permission to use all patents, trademarks, trade names and copyrights material to, and used in the ordinary course of, the operation of the Company's business as presently conducted. No claims are pending against the Company by any person regarding the use of any such trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any such license or agreement, which either individually or in the aggregate would have a Material Adverse Effect.

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     3.18.  Indebtedness.  Except for Indebtedness reflected or reserved against in the Audited Balance Sheet or Indebtedness incurred in the ordinary course of business after the date of the Audited Balance Sheet, the Company has no Indebtedness outstanding at the date hereof. As of the Closing, the Company will have no Indebtedness outstanding other than as described on Schedule 3.18 hereto. Except as disclosed on Schedule 3.18, the Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by the Company or the operation of the business of the Company. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company listed on Schedule 3.18 have been furnished to the Buyer.

     3.19. Labor Relations. The Company is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment except where any or all failures of such compliance, either individually or in the aggregate, would not have a Material Adverse Effect, and is not engaged in any unfair labor practice which would have a Material Adverse Effect. There is no charge pending or, to the knowledge of such Seller, threatened against the Company alleging unlawful discrimination in employment practices before any court or agency which would have a Material Adverse Effect, and there is no charge of or proceeding with regard to any unfair labor practice against the Company pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of such Seller, threatened, against or involving the Company other than disputes with individual employees or as otherwise described on Schedule 3.19 hereto. None of the employees of the Company is covered by any collective bargaining agreement, and, except as disclosed on Schedule 3.19 hereto, no collective bargaining agreement is currently being negotiated by the Company.

     3.20. Customers. Schedule 3.20 hereto contains a true and correct list of the Company's largest twenty (20) customers, as determined by sales, for each of the 1994 and 1995 calendar years. Except as disclosed on Schedule 3.20, to such Seller's knowledge, no such customer intends to cancel or substantially adversely modify its relations with the Company or materially decrease its current purchase of the Company's products beyond purchase fluctuations in such customer's ordinary course of business.

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     3.21.  Disclosure.  No representation or warranty by such Seller in this
Agreement or in any exhibit or schedule attached hereto, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

     3.22. Brokers. Except for PaineWebber Incorporated, who has been retained by the Company, neither such Seller nor the Company has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers as follows:

     4.1. Organization and Standing of Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full power and authority under its Certificate of Incorporation and by-laws and applicable laws to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

     4.2. Corporate Approval; Binding Effect. The Buyer has obtained all necessary authorizations and approvals required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     4.3. Non-Contravention. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any liens upon any property of the Buyer pursuant to (a) the charter documents or by-laws of the Buyer, each as amended to date; (b) any agreement or commitment to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject; or (c) subject to the expiration, or early termination, of the waiting period under the HSR Act, any statute or any judgment, decree, order, regulation or rule of any court or governmental authority relating to the Buyer.

     4.4. Governmental Consents. Subject to the expiration, or early termination, of the waiting period under the HSR Act, no consent, approval or authorization of, or registration, designation, declaration or filing with, any governmental agency

- -13-

or authority is required in connection with the purchase of the Stock pursuant to this Agreement or for the consummation by the Buyer of any other transaction contemplated hereby.

     4.5. Brokers. Except for Wasserstein Perella & Co. and Antares Partners, the Buyer has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

     4.6. Due Diligence Review. The Buyer acknowledges that it has completed to its satisfaction its own due diligence investigation with respect to the Company. The Buyer further acknowledges and agrees that upon consummation of the transactions contemplated hereby, it will have no further recourse against any of the Sellers with respect to the Stock in the absence of fraud on the part of the Sellers except for claims for indemnification made pursuant to Section
12.1 hereto.

     5. CONDUCT OF BUSINESS BY SELLERS PENDING CLOSING. The Sellers jointly and severally covenant and agree that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

     5.1. Access. Each of the Sellers shall cause the Company to afford to the Buyer and its authorized representatives access during normal business hours to all properties, books, records, contracts and documents of the Company and an opportunity to make such investigations as they shall reasonably desire to make of the Company (provided that such investigations shall be conducted so as to minimize any disruption of the operations of the Company), and the Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Company as the Buyer may reasonably request.

     5.2. Carry on in Regular Course. Each of the Sellers shall cause the Company to maintain its owned and leased properties in accordance with its historical maintenance practices and shall carry on its business substantially in the same manner as heretofore. Without limiting the generality of the foregoing, the Sellers shall cause the Company to continue to pay its trade payables consistent with its past practices.

     5.3. No General Increases. Except as set forth in Schedule 5.3 hereto, the Sellers shall not permit the Company to grant any general or uniform increase in the rates of pay of employees of the Company, or to grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment unless such grant or increase is made in

- -14-

the ordinary course of business consistent with past practices or is required by the terms of any existing agreement; or to increase the compensation payable or to become payable to officers, key salaried employees or agents, or to increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents unless such grant or increase is made in the ordinary course of business consistent with past practices or is required by the terms of any existing agreement.

     5.4. Contracts and Commitments. The Sellers shall not permit the Company to enter into any contract or commitment or engage in any transaction not contemplated by this Agreement or not in the usual and ordinary course of business and consistent with its normal business practices.

     5.5. Sale of Capital Assets. The Sellers shall not permit the Company to sell or otherwise dispose of any capital asset other than capital assets with a fair market value not in excess of $25,000 or sales or dispositions in the ordinary course of business.

     5.6. Preservation of Organization. Each of the Sellers shall, and shall cause the Company to, use reasonable efforts to preserve the Company's business organization intact and to preserve for the Buyer the present relationships of the Company with its suppliers and customers and others having business relations with the Company.

     6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     6.1. Representations and Warranties True at Closing. The representations and warranties made by the Sellers in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     6.2. Compliance With Agreement. The Sellers shall have performed and complied with all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

     6.3. Officer's Certificate. The Sellers shall have delivered to the Buyer in writing, at and as of the Closing, a certificate, in form and substance satisfactory to the Buyer,

- -15-

certifying that the conditions in each of Sections 6.1 and 6.2 hereof have been satisfied.

     6.4. No Material Adverse Change. There shall have been no change as of the Closing Date, since the date hereof, in the business or the assets of the Company which either individually or in the aggregate would have a Material Adverse Effect.

     6.5. Certificate of Indebtedness. The Sellers shall have caused the Company to prepare and deliver to the Buyer a certificate (the "Certificate of Indebtedness") certifying as to the amount of Indebtedness of the Company outstanding on the Closing Date and specifying the amount owed to each creditor listed thereon.

     6.6. No Restraining Order. No restraining order or injunction shall prohibit the transactions contemplated by this Agreement.

     6.7. Resignations of Directors and Officers.  Except as set forth on
Schedule 6.7 hereto, all of the directors and officers of the Company shall have resigned their positions with the Company on or prior to the Closing Date.

     6.8. Opinion of Counsel. Bingham, Dana & Gould LLP, special counsel to the Sellers, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibit A hereto.

     6.9. HSR Act. Any applicable waiting period under the HSR Act, including any extension thereof, shall have expired, or shall have been earlier terminated.

     7. CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS. The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

     7.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true at and as of the Closing Date with the same effect as though made or given at and as of the Closing Date.

     7.2. Compliance with Agreement. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

- -16-

     7.3. Officer's Certificate. The Buyer shall have delivered to the Sellers in writing, at and as of the Closing, a certificate, in form and substance satisfactory to the Sellers, to the effect that the conditions in each of Sections 7.1 and 7.2 hereto have been satisfied.

     7.4. Discharge of Indebtedness. The Buyer shall have paid in full and terminated all liabilities of the Company for all Indebtedness evidenced on the Certificate of Indebtedness.

     7.5. Redemption of Preferred Shares. The Buyer shall have provided funds in an amount sufficient to complete the Redemption and the Redemption shall have been completed.

     7.6. Opinion of Counsel. Orrick, Herrington & Sutcliffe, counsel to the Buyer, shall have delivered to the Sellers a written opinion, addressed to the Sellers and dated the Closing Date, substantially in the form of Exhibit B hereto.

     7.7. HSR Act. Any applicable waiting period under the HSR Act, including any extension thereof, shall have expired, or shall have been earlier terminated.

     8. CERTAIN DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

     "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indebtedness":  As applied to any Person (as defined in this Section 8),
(a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b),
(c), (d), (e) or (f) above which is directly or indirectly guaranteed by such Person

- -17-

or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     "IRS":  The United States Internal Revenue Service.

     "Material Adverse Effect": A material adverse effect on the business, operations or financial condition of the Company.

     "Person": A corporation, an association, a partnership, an organization, a trust, a business or an individual.

     9.   CERTAIN COVENANTS.

     9.1. Confidential Information. Each of the Sellers and the Buyer agrees that any and all information disclosed by the Buyer to the Sellers or by the Sellers to the Buyer as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, or disclosed by either party in connection with any of the transactions contemplated hereby, which information is of a proprietary nature, or was not already known, to the Sellers or to the Buyer, as the case may be ("Confidential Information"), shall remain confidential by the Sellers and the Buyer and their respective employees, directors, officers, agents and representatives (collectively, "Related Parties") pursuant to the terms of that certain Confidentiality Agreement, dated as of April 9, 1996. The Sellers and Buyer further agree that each such Person will not, and will cause each of their respective Related Parties to not, (a) use, or permit the use of, any Confidential Information for any purpose other than to evaluate the transactions contemplated hereby, or (b) disclose, or permit the disclosure of, any Confidential Information (including the fact that discussions and negotiations relating to the transactions contemplated hereby have been, or are in the process of being, completed) to any Person, unless (i) in the opinion of the Sellers or the Buyer, as the case may be, disclosure is required to be made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and (ii) the nondisclosing party has been consulted and been provided with prior written notice thereof. If the Closing does not take place for any reason, each of the Sellers and the Buyer agrees not to further divulge or disclose or use for its benefit or purposes any Confidential Information at any time in the future unless such information has otherwise become public. The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Buyer, the Sellers or the Company, respectively.

- -18-

     9.2. Hart-Scott-Rodino. The Buyer hereby agrees, and each of the Sellers hereby agrees to cause the Company, to prepare and, on or before the date hereof, file with the United States Department of Justice and the United States Federal Trade Commission all notifications, reports or other documents required to be filed by them under the HSR Act concerning the transactions contemplated hereby and promptly comply with any request by the Department of Justice or the Federal Trade Commission for additional documents or information so that the waiting period specified in the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each of the Sellers and the Buyer further agree to act in good faith in providing all information and other assistance reasonably requested by the other party hereto in connection with the preparation and filing of such notifications, reports and documents.

     10. STANDSTILL. The Buyer hereby acknowledges that certain Confidential Information contains competitively sensitive information concerning the Company's operations in the Eastern Territory (as defined below) and, as a condition to the disclosure thereof to the Buyer, the Buyer hereby agrees that it will not, either directly or through a Related Party or an affiliate, during the Standstill Period (as defined below), (a) acquire, make an equity investment in, make a loan to or guarantee any obligation of any Person more than 5% of whose gross revenues are derived from distributing pet supplies (a "Pet Supply Distributor") in the Eastern Territory, or (b) make an additional equity investment in, make an additional loan to or extend an existing guarantee of any obligation of any Pet Supply Distributor (or any Person which will use the same in order to become a Pet Supply Distributor) in the Eastern Territory in which the Buyer or such Related Party or affiliate has a minority equity interest other than Rumford Aquarium. The "Standstill Period" shall be the period commencing on the date hereof and concluding on the earlier of October 15, 1996 or the Closing Date. For purposes of this paragraph, the term "Eastern Territory" shall mean all states of the United States east of the Mississippi River. During the Standstill Period, the Buyer further agrees to (a) suspend all of its acquisition activity with respect to Pet Supply Distributors in the Eastern Territory, (b) not pursue, solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other Person regarding the acquisition of any assets or stock of any Pet Supply Distributor in the Eastern Territory or (c) not continue or begin any negotiations for the acquisition of any Pet Supply Distributor in the Eastern Territory.

     11. EXCLUSIVE DEALING. The Sellers hereby agree that during the Exclusivity Period (as defined below), neither the Sellers, the Company nor any of their Related Parties or affiliates shall engage

- -19-

in negotiations with any Person, other than the Buyer, concerning the purchase of all or any substantial portion of the stock or assets of the Company. The "Exclusivity Period" shall be the period commencing on the date hereof and ending on the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with the provisions hereof.

     12.  INDEMNIFICATION.

     12.1. Indemnity. Subject to the overall limitations, the minimum amounts and the time limitations set forth in Section 12.3 hereto, each of the Sellers agree severally, and not jointly, to indemnify and hold the Buyer harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the fees and disbursements of counsel (collectively, "Damages"), related to or arising directly or indirectly out of any inaccuracies in any representation or warranty or breach of any covenant made by the Sellers in this Agreement. For purposes of indemnification pursuant to this Section 12, (a) the term "Buyer" shall mean the Buyer and its permitted successors and assigns, and (b) the existence and extent of any inaccuracy in or breach of any representation or warranty contained in Section 3 hereto which is qualified by reference to the defined term "Material Adverse Effect" shall be determined by reading such representation or warranty as if the "Material Adverse Effect" qualifier contained therein had been deleted in its entirety.

     12.2. Third Party Claims. In the event that the Buyer desires to make a claim against the Sellers under Section 12.1 above in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Buyer by any third party for which the Buyer may seek indemnification hereunder (a "Third Party Claim"), the Buyer shall promptly notify the Sellers of such Third Party Claim and of the Buyer's claim of indemnification with respect thereto. The Sellers shall have thirty (30) days after receipt of such notice to notify the Buyer if they have elected to assume the defense of such Third Party Claim, provided, that the Buyer shall in any event be entitled to take such actions as are reasonably necessary to avoid prejudicing the Buyer's rights with respect to such Third Party Claim during such 30-day period while it awaits notice from the Seller. Once the Sellers elect to assume the defense of such Third Party Claim, the Sellers shall be entitled at their own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of their own choosing; provided that the Buyer may participate in the defense of such Third Party Claim with its own counsel at its own expense. If the Sellers fail to notify the Buyer within thirty (30) days after receipt of the Buyer's notice of a Third Party Claim, the Buyer shall be entitled to assume the

- -20-

defense of such Third Party Claim at the expense of the Sellers, provided, that the Buyer may not settle any Third Party Claim without the Sellers' consent (such consent not to be unreasonably withheld).

     12.3. Limitations of Liability. (a) The Sellers shall not be required to indemnify the Buyer hereunder (ii) for any Damages arising from any particular breach by the Sellers of any representation or warranty contained in Section 3 hereof or any covenant contained herein or any particular Third Party Claim if the aggregate amount of the Damages arising from such particular breach or Third Party Claim do not exceed $10,000 (each, a "De Minimis Claim"), and (ii) subject to paragraph (c) below, except to the extent that the aggregate amount of Damages (excluding De Minimis Claims) for which the Buyer is entitled to indemnification pursuant to Section 12.1 hereto exceeds $250,000 (it being understood and agreed that the $250,000 amount is intended as a deductible, and the Sellers shall not be liable for the first $250,000 of Damages for which the Buyer is entitled to indemnification).

     (b) Subject to paragraph (c) below, the aggregate Damages payable by the Sellers pursuant to Section 12.1 above with respect to all claims for indemnification shall not exceed $2,000,000.

     (c) The maximum liability of any Seller with respect to any claim for Damages shall be an amount equal to the aggregate liability of all of the Sellers with respect to such claim multiplied by the percentage set forth opposite such Seller's name on Schedule 1 hereto; provided, however, that the representations and warranties contained in Section 3.5 hereof are made severally by each Seller as to himself or itself only and any Seller who has breached such representation or warranty as to himself or itself (but only such Seller) shall be liable with respect to Damages arising from the breach thereof up to the full amount of the Purchase Price received by such Seller and no other Seller shall be liable therefor.

     (d) No action or claim for Damages pursuant to this Section 12 shall be brought or asserted after the date eighteen (18) months from the Closing, except for Damages arising from a breach of the representations and warranties contained in (i) Section 3.9 hereto for which the Sellers shall not be liable unless the Buyer has asserted a claim for such Damages prior to the expiration of the applicable statute of limitations, and (ii) Section 3.5 hereto for which claims for Damages may be asserted at any time after the Closing Date.

     12.4. Expiration of Representations and Warranties; Scope of Sellers' Liability. Each of the representations and warranties

- -21-

of the Sellers contained in this Agreement shall irrevocably expire on the last day on which any action or claim for breach of such representation or warranty may be brought or asserted pursuant to Section 12.3(d) hereto (the "Expiration Date"). The Buyer acknowledges and agrees that its sole remedy against the Sellers for any matter arising out of the transactions contemplated by this Agreement is set forth in Section 12.1 hereto and that, except to the extent the Buyer has asserted a claim for indemnification prior to the applicable Expiration Date, the Buyer shall have no remedy against the Sellers for any breach of a representation, warranty or covenant made by them in this Agreement. Notwithstanding anything in this Section 12.4 to the contrary, nothing herein shall be construed so as to waive any of the Buyer's rights or remedies under the antifraud provisions of applicable federal and state securities laws or with respect to any fraud on the part of the Sellers.

     13.  RIGHT TO TERMINATE.

     (a) Subject to paragraph (b) below, in the event that the Closing does not occur on or before July 21, 1996 (the "Termination Date"), either party may terminate this Agreement at any time after the close of business on the Termination Date by delivering written notice to the other party hereto so long as such failure to close is not a result of a breach by the terminating party of any of its obligations hereunder.

     (b) Notwithstanding anything to the contrary in this Agreement, if the conditions set forth in Sections 6.9 and 7.7 hereto have not been satisfied by July 21, 1996, the Termination Date shall automatically be extended to the earlier of (i) five (5) days after the expiration, or early termination, of the applicable waiting period under the HSR Act, or (ii) September 21, 1996. If this Agreement is terminated prior to Closing after the Termination Date has been so extended, the Standstill Period under Section 10 hereto shall automatically be extended by the same number of days that the Termination Date is extended beyond July 21, 1996.

     (c) Pursuant to paragraph (a) above, in the event that the Buyer terminates this Agreement because either (i) the condition precedent to the Buyer's obligation to consummate the Closing contained in Section 6.4 hereof has not been satisfied, or (ii) the Buyer shall have satisfied all of the conditions precedent to the Sellers' obligation to consummate the Closing and the Sellers shall have failed to satisfy any of the conditions precedent contained in
Section 6 hereof, then the Buyer shall be entitled to a refund of the entire amount of the Deposit. In the event that this Agreement is terminated for any reason other than as contemplated by the preceding sentence, the Sellers shall be entitled to retain the

- -22-

entire amount of the Deposit and the Deposit shall be distributed to the Sellers based on each Seller's Pro Rata Share.

     14.  GENERAL.

     14.1. Expenses. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by (a) the Buyer if incurred for the Buyer's account, including, without limitation, all fees and expenses of Wasserstein Perella & Co. and Antares Partners or (b) the Sellers if incurred for the account of the Company or the Sellers, including without limitation, all fees and expenses of PaineWebber Incorporated.

     14.2. Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

     If to the Sellers, to:

          c/o BancBoston Ventures Inc.
          100 Federal Street
          Boston, MA   02110

          Attention:  Mark H. DeBlois

     with a copy sent contemporaneously to:

Robert M. Wolf, Esq.
          Bingham, Dana & Gould
          150 Federal Street
          Boston, Massachusetts 02110

     If to the Buyer, to:

c/o Central Garden & Pet Company
          3697 Mt. Diablo Boulevard
          Lafayette, California

          Attention:  William E. Brown

- -23-

     with a copy sent contemporaneously to:

John F. Seegal, Esq.
Orrick, Herrington & Sutcliffe
          400 Sansome Street
          San Francisco, California  94111

     14.3. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

     14.4. Governing Law. The validity and construction of this Agreement shall be governed by the internal laws (and not the choice-of-law rules) of the Commonwealth of Massachusetts.

     14.5. Sections and Section Headings. All enumerated subdivisions of this Agreement are herein referred to as "Section" or "subsection." The headings of Sections and subsections are for reference only and shall not limit or control the meaning thereof.

     14.6. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto, except, upon the prior written notice thereof to the Sellers, by the Buyer to one of its subsidiaries. Notwithstanding the prior sentence, no such assignment or transfer by the Buyer shall release the Buyer of its obligations hereunder.

     14.7. Further Assurances. The Sellers and the Buyer shall execute and deliver to all appropriate other parties such other instruments as may be reasonably required in connection with the performance of this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

     14.8. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Sellers and the Buyer and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     14.9. Knowledge. Whenever the phrase "to the knowledge of such Seller" or another similar qualification is used herein, the relevant knowledge is limited solely to the actual knowledge of such Seller, together with the knowledge of Alexander A. Friend,

- -24-

Steven F. Skoler and BancBoston Ventures, Inc., without imputing to such Seller any knowledge of any other Person, including the Company and any other Seller.

     14.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.11. Satisfaction of Conditions Precedent. The Sellers and the Buyer will each use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing contained in this Section 14.11 shall obligate any party hereto to waive any right or condition under this Agreement.

     14.12. Public Statements or Releases. Except as otherwise required by applicable law, the parties hereto each agree that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement, the transactions contemplated hereby or any negotiations or discussions related thereto or hereto, without first obtaining the prior consent of the other parties hereto. Each of the parties hereto further agrees to provide written notice to the other parties to this Agreement, immediately upon the knowledge thereof, of any obligation under applicable law to make, issue or release any such public announcement, statement or acknowledgment. IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date and year first above written.

STOCKHOLDERS:

BANCBOSTON VENTURES INC.


By:_____________________________
Title:

CORAL REEF PARTNERS, L.P.


By:_____________________________
Title:


________________________________
Alexander A. Friend

- -25-

________________________________
Steven F. Skoler


OPTIONHOLDERS:



________________________________
Alexander A. Friend



________________________________
Steven F. Skoler



________________________________
Thomas Maddux



________________________________
Greg Sullivan



________________________________
Fred DeTomasso



________________________________
Steve Misovic


WARRANTHOLDER:

GREYROCK CAPITAL GROUP, INC.


By:_____________________________
Title:


BUYER:

CENTRAL GARDEN & PET COMPANY


By:_____________________________
   William E. Brown
   Chairman and Chief Executive
   Officer

- -26-

COMPANY:

KENLIN PET SUPPLY, INC.


By:_____________________________
Title:

- -27-

                                  Schedule 1

                                   OWNERSHIP

I.   Stockholders

     1.   BancBoston Ventures Inc.
     2.   Alexander A. Friend
     3.   Steven F. Skoler
     4.   Coral Reef Partners, Inc.

II.  Optionholders

     1.

II.  Warrantholders

     1.   Greylock Capital Group, Inc.


PRO RATA SHARE OF PURCHASE PRICE


Sellers

Number of
Shares

Percentage of
Ownership

Portion of
Purchase Price

- -28-

BancBoston Ventures Inc.

Alexander A. Friend

Steven F. Skoler

Coral Reef Partners, L.P.

[optionholders]

[Greylock Capital Group, Inc.]

100%